United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

April 9, 2014

Date of Report

[Date of Earliest Event Reported]

NORTHSIGHT CAPITAL, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-53661	26-2727362
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

7740 East Evans Rd.

Scottsdale, AZ 85260

(Address of Principal Executive Offices)

(480) 385-3893

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective April 9, 2014, the Registrant entered into an agreement (“2014 Agreement “) with Kuboo, Inc., its parent company, and the following “persons” (collectively, the “Principal Shareholders”): Jenson Services, Inc., Travis Jenson, Thomas Howells and Kelly Trimble.

At the time of the execution of the 2014 Agreement, to the Registrant’s knowledge, the Principal Shareholders collectively owned in the aggregate 2,275,604 shares of the Registrant’s common stock.

By way of background, effective May 31, 2011, the Registrant and the Principal Shareholders entered into a Stock Purchase Agreement dated as of May 27, 2011 (“SPA”) with the Registrant’s parent company, Safe Communications, Inc., n/k/a Kuboo, Inc. (“Buyer”), under which the Buyer purchased for a $250,000 cash payment 10,000,000 shares of the Registrant’s common stock, representing 80% of the then issued and outstanding common stock after giving effect to the purchase transaction.  In addition, under the SPA, if the Buyer did not complete certain transactions within the time period prescribed by the SPA, the Buyer would be obligated to pay the Registrant an additional $50,000 in cash. The transactions were not completed within the prescribed time period, as a result of which, Kuboo, Inc. became obligated to pay the Registrant $50,000. In addition, effective May 31, 2011, the Registrant also entered into a Principal Shareholders Agreement with the Principal Shareholders (“PSA”). Under the PSA,  If the Buyer made the additional $50,000 payment referenced above, then the Registrant would have been required to pay such additional $50,000 to the Principal Shareholders in accordance with the PSA.

Under the 2014 Agreement, (i) the Principal Shareholders released the Registrant and Kuboo from any obligation to pay them an additional $50,000 under the PSA or SPA (or otherwise), (ii) the Registrant released Kuboo from any obligation under the SPA to pay to the Registrant the additional $50,000 specified in the SPA, (iii) the Principal Shareholders agreed to surrender 1,675,604 shares of the Registrant’s common stock to the Registrant for cancellation, (iv) the Principal Shareholders released the Registrant from any obligation to register the Registrant’s common shares pursuant to section 10.2 of the SPA or otherwise, and (v) the Registrant agreed to include on a piggyback basis an aggregate of 300,000 shares of common stock on each of the next two Securities Act registration statements that the Company files (an aggregate of 600,000 shares of common stock).

Item 3.02. Unregistered Sales of Equity Securities.

On April 14, 2014,  the Registrant issued an aggregate of 3,730,000 restricted shares of its common stock solely to “accredited investors,” within the meaning of regulation D under the Securities Act of 1933, as amended. These shares of the Registrant’s common stock were issued to the shareholders of NCAP Security Systems, Inc. (other than Kuboo, Inc., its parent company) in exchange for an equal number of shares of NCAP Security Systems, Inc. The Registrant’s common shares were issued in full and complete satisfaction of any and all amounts that could be claimed in relation to the shareholders investment in NCAP Security Systems, Inc.

In addition, the Registrant previously reported aggregate sales of $584,000 on Form 8-K Current Reports from the sale of 2,336,000 shares of common stock at a per-share price of $.25. The Registrant has sold an additional 90,000 shares of its common stock for gross proceeds of $22,500. The registrant incurred Finder’s fees of $2,250 which will be satisfied through the issuance of 9000 shares of its common stock. The aggregate gross proceeds to the registrant amounted to $606,500. The original maximum offering amount of $500,000 was increased by the Board of Directors to accommodate unanticipated demand for the offered securities. The Registrant has now closed this offering.

The Registrant believes that the foregoing transactions were exempt from the registration requirements under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (“the Act”) or Section 4(2) under the Act, based on the following facts: in each case, there was no general solicitation, there was a limited number of investors, each of whom was an “accredited investor” (within the meaning of Regulation D under the “1933 Act”, as amended) and was (either alone or with his/her purchaser representative) sophisticated about business and financial matters, each such investor had the opportunity to ask questions of our management and to review our filings with the Securities and Exchange Commission, and all shares issued were subject to restrictions on transfer, so as to take reasonable steps to assure that the purchasers were not underwriters within the meaning of Section 2(11) under the 1933 Act.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSIGHT CAPITAL, INC.

Date:	April 15, 2014	By:	/s/John Gorman
John Gorman
President

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